Exhibit 99.1
FOR IMMEDIATE RELEASE
Lear Contacts:
Mel Stephens – Media/Investors
(248) 447-1624
Ed Lowenfeld – Investors
(248) 447-4380
Lear Enters into Definitive Agreement to Transfer its
North American Interior Business to Joint Venture
     Southfield, Mich., December 1, 2006 – Lear Corporation [NYSE: LEA] today announced it has reached a definitive agreement with WL Ross & Co. LLC (“WL Ross”) and Franklin Mutual Advisers, LLC (“Franklin”) to transfer substantially all of the assets of its North American Interior business and $25 million of cash to a newly-formed joint venture, International Automotive Components Group North America, LLC (“IAC North America”). Lear will hold a 25% equity interest in IAC North America and warrants for an additional 7% equity interest in IAC North America. This transaction completes a series of strategic initiatives intended to improve the Company’s ongoing operating results, strengthen its balance sheet and increase operating flexibility.
     Separately, Lear successfully completed a private offering of $900 million in new senior notes on November 24th and has commenced a tender offer for its outstanding 2008 and 2009 senior notes. Also, on November 8th, Lear completed a $200 million sale of common stock in a private placement to affiliates of, and funds managed by, Carl C. Icahn.
     “We are very pleased to have reached a definitive agreement to transfer our North American Interior business to IAC North America. This transaction combined with our recent financing initiatives have significantly strengthened the Company’s financial and competitive position,” said Bob Rossiter, Lear’s chairman and chief executive officer. “Our focus going forward is to concentrate on delivering superior quality and service to our customers and to invest in further strengthening and growing our core businesses to increase value for our shareholders.”
     Under the terms of the agreement with respect to the Company’s North American Interior business, WL Ross and Franklin would make aggregate cash contributions of $75 million to IAC North America, in exchange for the remaining equity, and extend a $50 million term loan. Lear’s North American Interior business has annual sales of approximately $2.5 billion. Lear expects to record a charge of about $675 million related to the divestiture of the North American Interior business in the Fourth Quarter of 2006, and recognize its investment in IAC North America under the equity method of accounting. The closing of the transaction is subject to various conditions, such as the receipt of required third-party consents and other closing conditions customary for transactions of this type. Citigroup Corporate and Investment Banking and UBS Investment Bank acted as financial advisors to Lear in connection with this transaction.
     In October, Lear announced that it had completed the contribution of substantially all of its European Interior business to International Automotive Components Group, LLC (“IAC Europe”), another joint venture with WL Ross and Franklin, in exchange for a one-third equity interest in IAC Europe. IAC Europe also owns the European Interior business formerly held by Collins & Aikman Corporation.
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.1 billion in 2005, Lear ranks #127 among the Fortune 500. The company’s world-class products are designed, engineered and manufactured by a diverse team of 111,000 employees at 286 locations in 34 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com/.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to: general economic conditions in the markets in which the Company operates, including changes in interest rates; fluctuations in the production of vehicles for which the Company is a supplier; labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company; the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions; the outcome of customer productivity negotiations; the impact and timing of program launch costs; the costs and timing of facility closures, business realignment or similar actions; increases in the Company’s warranty or product liability costs; risks associated with conducting business in foreign countries; competitive conditions impacting the Company’s key customers and suppliers; raw material costs and availability; the Company’s ability to mitigate the significant impact of recent increases in raw material, energy and commodity costs; the outcome of legal or regulatory proceedings to which the Company is or may become a party; unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of the Company’s customers; the finalization of the Company’s restructuring strategy; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. In addition, the completion of the transaction involving substantially all of Lear’s North American Interior business, WL Ross and Franklin to form IAC North America discussed above is subject to various conditions, including conditions outside the control of Lear. No assurances can be given that the IAC North America joint venture will be consummated on the terms contemplated or at all.

     The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
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